UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 19, 2017

PhotoMedex, Inc.

(Exact Name of Registrant Specified in Charter)

Nevada	0-11635	59-2058100
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

100 Lakeside Drive, Suite 100 Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   215-619-3600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On January 20, 2017, PhotoMedex, Inc. (the “Company”) held its 2016 annual meeting of stockholders (the “Annual Meeting”).  The matters voted upon were:

(1)           the election of five director nominees to the Company’s board of directors to serve until the next annual meeting of the Company’s stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal;

(2)           the ratification of the appointment of Fahn Kanne & Co. Grant Thornton Israel (“Grant Thornton Israel”) to serve as the Company’s independent registered public accounting firm for the year to be ended December 31, 2016;

(3)           To authorize the sale by the Company of substantially all of the assets primarily related to or used in the Company’s consumer products division, including its no!no!® hair and skin products and the Kyrobak back pain management products and the shares of capital stock of Radiancy (HK) Limited and LK Technology Importaçăo E Exportaçăo LTDA, pursuant to the Asset Purchase Agreement by and between the Company and its subsidiaries Radiancy, Inc., Radiancy (Israel) Limited and PhotoTherapeutics Ltd., and ICTV Brands, Inc. and its subsidiary ICTV Holdings, Inc., dated October 4, 2016, as more fully described in the enclosed proxy statement (the “ Asset Sale Proposal ”). At the time of voting upon the Asset Sale, shareholders will not know the total definitive amount of consideration that will be received for the Asset Sale due to the uncertainty of the collection of part of the Purchase Price, namely, the $2 million payment collateralized by a third party letter of credit due 90 days after closing and the future $4.5 million royalty payments, as described further in Risk Factors on page 51. As a result of the Asset Sale, and due to the financial condition of the Company, which has resulted in our inability to timely pay our executive officers and directors, instead of applying all of the proceeds to our operational expenses, the Company will use a total of $3,290,000 of the funds to make payments to certain officers and directors of the Company accrued as of September 30, 2016 (see Interests of Certain Persons in the Asset Sale on page 8) as follows: Director Lewis C. Pell, $20,000; Director Dr. Yoav Ben-Dror, $525,000; Director Stephen P. Connelly, $20,000; Director Dr. Dan Amiram, $25,000; President, Chief Financial Officer and Director Dennis McGrath, $300,200; Chief Executive Officer and Director Dr. Dolev Rafaeli, $2,400,000. Additionally, as the Asset Sale will constitute a change of control under Mr. McGrath and Dr. Rafaeli’s employment agreements, Mr. McGrath and Dr. Rafaeli will be entitled to additional payments including salary and bonus through December 31, 2018 totaling $177,750 and $423,750, respectively for the three months ended December 31, 2016, $711,000 and $1,695,000, respectively, in 2017 and $711,000 and $1,695,000, respectively, in 2018. Furthermore, Mr. McGrath and Dr. Rafaeli are entitled to COBRA, Accidental Death &Dismemberment insurance, executive life insurance for the remainder of employment terms in the amount of $67,148 and $70,750, respectively, as of September 30, 2016. Dr. Rafaeli is also entitled to receive relocation cost to Israel in the amount of $25,000. Also, the restricted stock for Mr. McGrath and Dr. Rafaeli, will vest and therefore will no longer be restricted on the transaction closing date as a result of the change of control. As of September 30, 2016, the value of the restricted stock is $52,594 and $71,719, respectively;

(4)           To approve an advisory resolution on the compensation that may be paid to the Company’s Named Executive Officers, as a result of the Asset Sale and as disclosed in this proxy statement; and

(5)           To vote on whether future advisory votes on the compensation paid to the Company’s Named Executive Officers should occur every year, every two years or every three years.

The results of the voting for each proposal were as follows:

(1) Each of the director nominees to the Company’s board of directors was elected:

Nominees	Votes For	Votes Withheld

Lewis C. Pell	2,444,689	86,511
Dr. Yoav Ben-Dror	2,200,242	330,958
Dr. Dolev Rafaeli	2,202,728	328,472
Dennis M. McGrath	2,239,581	291,619
Stephen P. Connelly	2,418,144	113,056

There were 831,705 broker non-votes for this proposal.

(2) The proposal to ratify the appointment of Fahn Kanne & Co. Grant Thornton Israel (“Grant Thornton Israel”) to serve as the Company’s independent registered public accounting firm for the year to be ended December 31, 2016 was approved:

Votes For	Votes Against	Abstain

3,324,785	32,378	5,742

(3) The proposal to authorize the sale by the Company of substantially all of the assets primarily related to or used in the Company’s consumer products division, including its no!no!® hair and skin products and the Kyrobak back pain management products and the shares of capital stock of Radiancy (HK) Limited and LK Technology Importaçăo E Exportaçăo LTDA, pursuant to the Asset Purchase Agreement by and between the Company and its subsidiaries Radiancy, Inc., Radiancy (Israel) Limited and PhotoTherapeutics Ltd., and ICTV Brands, Inc. and its subsidiary ICTV Holdings, Inc., dated October 4, 2016, as more fully described in the enclosed proxy statement (the “Asset Sale Proposal ”) was approved.

Votes For	Votes Against	Abstain

2,208,801	74,211	248,188

There were 831,705 broker non-votes for this proposal.

(4) The proposal to approve an advisory resolution on the compensation that may be paid to the Company’s Named Executive Officers, as a result of the Asset Sale and as disclosed in this proxy statement was approved.

Votes For	Votes Against	Abstain

1,550,516	743,568	205,044

There were 831,705 broker non-votes for this proposal.

(5) The proposal on whether future advisory votes on the compensation paid to the Company’s Named Executive Officers should occur every year, every two years or every three years was approved with shareholders selecting every three years as the period on which such votes should be held.

One Year	Two Years	Three Years	Abstain

737,638	13,571	1,526,772	253,219

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Date: January 20, 2017	By: /s/ Dolev Rafaeli
Dolev Rafaeli Chief Executive Officer